Exhibit 1.5


                              DATED: 2nd April 2003




                             CABLE AND WIRELESS PLC




                                     - and -




                                 FRANCESCO CAIO




                                SERVICE AGREEMENT




                             Cable and Wireless plc
                               124 Theobalds Road
                                     London
                                    WC1X 8RX

THIS AGREEMENT is made on the 2nd day of April 2003

BETWEEN:

(1) CABLE AND WIRELESS PLC, a company registered in England (registered no. 238525) whose registered office is at 124 Theobalds Road, London WC1X 8RX ("the Company");

        and

(2)     Francesco Caio of Corse Magenta 60, 20123 Milano, Italy ("the
        Executive")

WHEREAS the Board of Directors of the Company have approved the terms of this Agreement under which the Executive is to be employed

IT IS HEREBY AGREED as follows:-

1.      Appointment

The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer on and subject to the terms and conditions specified herein ("the Employment").

2.      Duration of employment

2.1 Subject to Clauses 17 and 18 below, the Employment may be terminated by either party by giving two year's written notice to the other in the first two years of this Agreement and one year's notice thereafter to that effect to the other party. Such notice may be served at any time. Notwithstanding the provisions of this Clause the Executive's employment shall automatically terminate on the first day of the month immediately following the month in which the Executive becomes 60 years of age.

2.2 The Company shall be entitled at its absolute discretion to terminate the Executive's employment on no notice or less than full notice by paying a sum equivalent to basic salary due under Clause 5 hereof in lieu of the notice period or any part thereof unexpired at the time of such payment.

3.      Duties

3.1 The Executive shall be employed in the post of Chief Executive Officer in which capacity he shall devote the whole of his time, attention and skill as is necessary for the proper and efficient discharge of his duties hereunder. He shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may reasonably be assigned to or vested in him by the Chairman or the Board of Directors. To the extent that is appropriate for an Executive Director he shall use his best endeavours to further the interests of the Company and Group Companies.

3.2 The Company reserves the right (a) to assign to the Executive duties of a different nature either additional to, or instead of, those referred to in Clause 3.1 above, and/or (b) to require the Executive to perform services for, or hold any office in, any Group Company without further remuneration (unless otherwise agreed). However, the Executive will not be assigned duties or required to hold office or perform services which he cannot reasonably perform, or which are inconsistent with his role as the Chief Executive Officer of the Company.

3.3 The Executive shall comply with the reasonable and lawful orders of the Chairman for the time being of the Company or given by or with the authority of the Board of Directors and shall comply with all the Company's rules, regulations, policies and procedures from time to time in force, as are applicable to him.

3.4 The Executive will report to the Chairman for the time being of the Company.

3.5 The Executive shall exercise reasonable diligence in order to refrain from doing or permitting any matter which causes any regulatory authority in the United Kingdom or elsewhere to withdraw permission or in any way prevent the Company from employing or otherwise using the services of the Executive.

3.6     The Executive shall not at any time, without the prior consent of the
        Board:

        3.6.1 incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board; or

        3.6.2 enter into on behalf of the Company or any Group Company any commitment, contract or arrangement which is otherwise than in the normal course of business or is outside the scope of his normal duties or is of an unusual or onerous or long term nature.

4.      Exclusivity of service

4.1 The Executive shall not (without the prior written consent of the Chairman during the Employment directly or indirectly be interested in, engage in, be concerned with, or provide services to, any other person, company, business entity or other organisation whatsoever (whether as an employee, officer, director, agent, partner, consultant or otherwise) in respect of:-

        4.1.1 any business which is similar to or competitive with the business of the Company or any Group Company;

        4.1.2 any other business or activity which materially affects the proper and efficient discharge of his duties hereunder.

        PROVIDED THAT the Executive may hold up to 3% of any securities in a company which is quoted on any recognised Stock Exchange.

4.2 Subject to any written regulations issued by the Company which are applicable to him, the Executive or his Immediate Relatives shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he, his Immediate Relatives or any company or business entity in which he is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit he shall forthwith account to the Company or Group Company for the amount received or value of the benefit so obtained.

4.3 The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives. He agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5.      Salary and benefits

5.1 The Company shall pay to the Executive a base salary of (pound)700,000 per annum, payable monthly in arrears by equal instalments, less any deductions required by law or as agreed by the parties hereto. The Remuneration Committee of the Board of Directors will review annually the base salary in accordance with the policy (from time to time in force) relating to the remuneration of the Directors and may in its absolute discretion increase but not decrease the base salary by such amount as it thinks fit. If the Remuneration Committee of the Board of Directors elects to increase the amount of the base salary to be paid to the Executive under this Clause 5.1, the Company shall endorse a note of the increased rate of salary in Schedule 1 hereto.

5.2 The remuneration specified in Clause 5.1 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Group Company.

5.3 Subject always to the discretion of the Board and the rules of any scheme from time to time in force, the Executive may be entitled to receive a bonus payment from time to time of up to 150% of the salary set out at Clause 5.1 above. The payment of such bonus is conditional upon the Executive remaining employed by the Company and not having given or received notice of termination on or before the date upon which the bonus is due to be paid.

5.4 The Executive is entitled to participate in the Company's private medical insurance, long term invalidity benefit and personal accident insurance schemes, from time to time in force, subject to the prevailing terms and conditions of such policies and subject to the Executive's health not being such as to prevent the Company from being able to obtain such cover on reasonable terms. The Company reserves the right to amend and change such schemes at its sole discretion providing it gives the Executive 3 months' notice in writing and the replacement benefits are of a similar nature. The provision of long term invalidity benefit is without prejudice to the Company's right to terminate the Executive's employment pursuant to Clause 2.1 or Clause 17.2 of this Agreement, notwithstanding the fact that the termination of employment may serve to terminate any existing or contingent entitlement to receive benefits under the said scheme.

5.5 Whilst working at the Company or any Group Company location outside the UK, medical cover will be provided in accordance with the Group's International Health Scheme from time to time in force, subject to the prevailing terms and conditions of such scheme and subject to the Executive's health not being such as to prevent the Company from being able to obtain such cover on reasonable terms. The Company reserves the right to amend and change such scheme at its sole discretion.

6.      Expenses

The Company shall reimburse to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly incurred and defrayed by him in the course of the Employment, subject to the Company's prevailing rules and policies relating to expenses.

7.      Professional subscriptions

The Company will reimburse the Executive the cost of annual subscriptions in respect of his membership of two relevant professional institutions.

8.      Incapacity and medical examinations

8.1 Provided the Executive complies with the Company's standard rules on notification of absence due to illness or injury (as amended from time to time) and without prejudice to the Company's right to terminate the employment pursuant to Clauses 2.1 and 17.2 of this Agreement, he shall continue to be paid salary and receive his contractual benefits during any absence from work due to illness or injury for an aggregate of 130 working days in any period of 12 months provided however that such payment shall include any sickness or other benefit to which the Executive is entitled under Social Security legislation for the time being in force. Notwithstanding the foregoing, the Company may, in its absolute discretion, decide the amount of remuneration for any period of absence.

8.2 The Company may require the Executive to undergo examinations by medical advisers appointed or approved by the Company and the Executive authorises such advisers to disclose to the Company the results of such examinations and to discuss with it any other matter arising from such examinations that may affect the Executive's performance of his duties.

9.      Hours of work

There are no fixed working hours. The Executive is required to work such hours as are reasonably necessary for the efficient discharge of the duties of the Employment. Overtime pay is not applicable. The Executive recognises that on account of his autonomous decision taking powers, the duration of his working time is not measured or predetermined and therefore he falls within the exemption set out in Regulation 20 of the Working Time Regulations 1998 ("the Regulations") and is thereby excluded from such Regulations as are referred to in Regulation 20. Notwithstanding the understanding of the parties that the Executive is an employee in respect of whom the said Regulation 20 applies, the Executive agrees that, if that understanding is incorrect, the 48 hour current average weekly working time contained in the Working Time Regulation ("the Regulations") shall not apply to the Employment under this Agreement and in the event the Executive wishes to withdraw his agreement to work beyond the said average weekly working week he is required to give to the Company 3 months written notice to that effect.

10.     Deductions

The Company shall be entitled at any time during the Employment, or in any event on termination, howsoever arising, to deduct from the Executive's remuneration hereunder any monies properly due from him to the Company including but not limited to any outstanding loans, advances, relocation expenses, the cost of repairing any damage or loss to the Company's property caused by him (and of receiving the same), excess holiday, and any other monies owed by him to the Company. For the avoidance of doubt, this Clause shall not apply to any benefits or monies which have accrued to the Executive under any pension scheme applicable to him.

11.     Statutory particulars and miscellaneous provisions

The statutory particulars of employment required by Section 1 of the Employment Rights Act 1996 are contained in Schedule 2 hereto.

12.     Place of work

12.1 The Executive's place of work shall be at the Company's Head Office. The Company reserves the right to change the Executive's place of work to any new location of the Company's Head Office in Europe. If at any time the Company's Head Office is based outside Europe the Executive shall be entitled to withhold his approval to his place of work being changed to that new location. If any relocation of the Executive's place of work reasonably requires him to relocate his primary private residence, he shall be entitled to the benefits under the Company relocation policy from time to time in force. In the performance of his duties hereunder, the Executive may be required to travel both throughout and outside the United Kingdom.

12.2 During the first three years of the appointment, the Company shall pay the Executive an annual housing allowance sufficient to meet the costs of renting and furnishing a suitable two bedroom flat in Central London (such costs to be approved by the Board whose approval shall not be unreasonably withheld), payable monthly in arrears by equal instalments, less any deductions required by law or as agreed by the parties hereto. The furnishings shall be the property of the Company.

13.     Incentive Plans

The Executive shall be entitled, at the absolute discretion of the Board of Directors, to participate in the following incentive plans, subject to the prevailing terms and conditions of each plan:

                  Short Term Incentive Plan (STIP)

                  Deferred Short Term Incentive Plan (Deferred STIP)

                  Performance Share Plan (PSP)

                  Share Option Plan

14.     Holidays

14.1 The Executive shall be entitled to receive his remuneration for all Bank and Public holidays normally observed in England and a further 30 working days' holiday in each calendar year (from 1 January to 31 December). The Executive may only take his holiday at such times as are agreed with the Chairman.

14.2 In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each complete month of service.

14.3 The Company reserves the right, at its sole discretion, to require the Executive to take any outstanding holiday during any notice period (whether served by the Company or the Executive) or to make payment in lieu thereof.

14.4 Holiday entitlement for one holiday year cannot be taken in subsequent holiday years without the prior written consent of the Chairman.

15.     Pension Scheme and death in service benefit

15.1 The Executive shall be entitled to participate in the LBP, subject to its terms and conditions from time to time in force. The Company will provide employer's pension contributions at the rate of 25% of basic salary from time to time. The Executive will not be required to pay any pension contributions. The Company will pay the maximum amount of pension contributions permissible under Inland Revenue rules into the LBP. The remainder of the 25% contribution will be paid into an unapproved retirement benefit plan for the benefit of the Executive, such plan to be in terms acceptable to the Executive.

15.2 The Company shall ensure that during the Employment it will effect and maintain, at the Company's expense death-in-service benefit for the Executive for an amount equal to four times the Executive's base salary from time to time.

16.     Reasonableness of Restrictions

16.1 The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained in Schedules 3 and 4 are reasonable and necessary to protect the legitimate business interests of the Company and its Group Companies both during and after the termination of his Employment.

16.2 The Executive agrees that he will observe the obligations set out in Schedules 3 and 4.

16.3 The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in Schedules 3 and 4, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of this Agreement signed by the parties hereto.

17.     Termination

17.1 Notwithstanding Clause 2 above, the Company may, by a majority decision of the Board of Directors (excluding the Executive), terminate the Employment with immediate effect (and without notice or compensation in lieu thereof) if the Executive shall at any time:-

        17.1.1 be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

        17.1.2 act in any manner (whether in the course of his duties or otherwise) which does, or is likely to, bring him or the Company or any Group Company into serious disrepute; or

        17.1.3 become bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by
                Section 253 of that Act; or

        17.1.4 resign as a director of the Company or any Group Company (without the written consent of the Board of Directors); or

        17.1.5  be or become of unsound mind; or

        17.1.6 be guilty of continuing unsatisfactory conduct or unsatisfactory performance of his duties, after having received a written warning from the Board of Directors relating to the same; or

        17.1.7 be convicted of an indictable offence materially affecting his suitability of continued employment; or

        17.1.8 be or become prohibited by law from being a director, as a result of any default by him.

        Any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof. The provisions of this clause are without prejudice to any rights which the Company may have at common law to terminate the employment of the Executive on the grounds of a breach by the Executive of his obligations as an employee.

17.2 The Company may terminate the Executive's employment on 12 months' written notice, in the event that the Executive is incapacitated by ill-health (physical or mental) or injury from fully performing his duties for an aggregate period of 130 working days in any period of 12 consecutive months.

17.3 The Company shall be entitled to suspend the Executive on full pay and benefits whilst carrying out an investigation into the Executive's involvement in an allegation concerning any matter referred to in Clause
        17.1 above. The period of such suspension shall not normally exceed 6 weeks.

17.4 On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Group Companies (including but not limited to, computers, or other equipment, credit cards, keys and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 17.4.

17.5 The Executive agrees that during any period of notice (whether given by the Company or the Executive), the Company may at its absolute discretion

        17.5.1 require the Executive not to attend at work and/or not to undertake all or any of his duties hereunder, and/or

        17.5.2  require the Executive to remain at home on paid leave; and/or

        17.5.3 exclude the Executive from the offices of the Company and/or any Group Company; and/or

        17.5.4 provide the Executive with alternative work of a broadly similar nature to the work the Executive normally performs; and/or

        17.5.5 require the Executive not to contact any of the customers, suppliers, employees, agents or representatives of the Company and/or any Group Company; and/or

        17.5.6  appoint another person to the Executive's position;

        provided always that this Clause will not be utilised by the Company for any period in excess of 6 months and the Company shall continue to pay the Executive's salary and contractual benefits and that the Board of Directors gives written consent for the Executive to resign as a director of the Company or any Group Company. During any such period of "garden leave" the Executive shall remain an employee of the Company and will remain bound by his duties of good faith, confidentiality and exclusive service. The Executive agrees that during any period of notice given by either party he will give the Company or such person nominated by it all such assistance and co-operation in effecting a smooth and orderly handover of his duties as the Company may require. The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination and shall not affect those terms of this Agreement which are expressed to have effect after such termination.

17.6 In the event of termination of the Employment hereunder, the Executive agrees that he will not at any time after such termination represent himself as still having any connection with the Company or any Group Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

18.     Corporate Change

18.1 If at any time within six months following the happening of a Corporate Change the Company (or its successors) takes any step other than provided by this Agreement which

        18.1.1 repudiates the Executive's employment by removing him from his position as Chief Executive Officer,

        the Executive shall have the right on giving one month's written notice to terminate the Employment.

18.2 On the termination of the Executive's employment by virtue of him having given notice to the Company under and in accordance with Clause 18.1 the Executive shall be entitled conditionally upon undertaking that he will comply with the obligations of Schedules 3 and 4 of this Agreement to receive and the Company (or its successor) shall pay to the Executive compensation of:

        18.2.1 an amount equal to the Executive's salary (salary for this purpose shall be calculated at the rate payable to the Executive immediately prior to the date of the Corporate Change) by reference to the period of notice required from the Company to lawfully terminate the employment pursuant to Clause 2.1 above; and

        18.2.2 to the extent that on a fair exercise of discretion under the rules of the STIP, the Executive would have been awarded a bonus in respect of the year during which the employment terminates, an amount in respect of bonus calculated on a pro rata basis up to the date of the Executive's removal as Chief Executive Officer.

18.3 The Termination Sum shall be paid to the Executive no later than 28 days following the day on which the Executive's notice expires.

18.4 The Termination Sum shall be paid less any appropriate income tax and employee national insurance.

18.5 The Termination Sum shall be accepted by the Executive in full and final settlement of all claims the Executive may have against the Company under the terms of this Agreement.

18.6 For the avoidance of doubt the Company acknowledges that the Termination Sum shall not be reduced by any amounts paid to the Executive or benefits received or to be received by the Executive from another subsequent employer.

18.7 On termination of the Executive's employment by virtue of him having given notice to the Company under and in accordance with Clause 18.1 the Executive's entitlements under the STIP, the Deferred STIP, the PSP and the Share Option Plan will be those applicable in the case of termination of employment by reason of redundancy or early retirement under the prevailing rules of each plan.

18.8 If the Executive exercises his right under this Clause at any time after either the Company or the Executive has given notice to terminate the Employment in accordance with the terms of this Agreement, only a fraction of the Termination Sum will be payable. The fraction will be the period of months from the date the Executive gives notice under Clause 18.1 to the end of the original notice period divided by the number of months (including part months) from actual termination up to the earliest date upon which due notice could have expired having regard to the provisions of clause 2.1.

19.     Directorships

19.1 Unless otherwise requested in writing by the Board of Directors, the Executive shall forthwith in writing resign from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Group Company without compensation for loss of office but, without removing the Executives right to claim for damages for breach of contract or otherwise, in the event of:

        19.1.1  the termination of the Employment; or

        19.1.2 either party serving notice of termination of the Employment under Clause 2 above or the Company serving on the Executive notice of termination of the Employment under Clause 17.2 above; or

        19.1.3  the Company exercising its rights under Clause 17.5 above.

19.2 On the termination of the Employment, the Executive shall forthwith transfer (without payment) to the Company (or as the Company may direct) any qualifying or nominee shares provided by it or any third party in any Group Company to him.

19.3 The Executive shall at the time of executing this Agreement appoint the Company as his attorney by executing a power of attorney in the form set out in Schedule 5 to do and sign in his name and on his behalf any things and documents

        19.3.1 as may be required under the constitution of each company to make his resignation effective; and

        19.3.2  as may otherwise be required under this Agreement

20.     E-mail, Internet, Data Protection, Telephone Use & Personal Data

The Executive confirms that he agrees to the provisions set out in Schedule 6.

21.     Liquidation for reconstruction or amalgamation

        The Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that be is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which taken as a whole are not substantially less favourable than the terms of this Agreement.

22.     Insider dealing

        The Executive is required during the Employment with the Company and any period of employment by a Group Company, under this or any subsequent Agreement, and for a period of twelve months after the termination of the Employment by the Company or any Group Company to comply (and ensure that his spouse and dependent children comply) with all applicable rules of law, every regulation of The London Stock Exchange Limited and every other market on which the Company is listed and any applicable Code of Conduct of the Company in relation to dealings in shares, debentures or other securities of the Company or any other Group Company and any unpublished price sensitive information affecting the securities of any other company. Further, in relation to overseas dealings he will also comply with all laws of the State and all regulations of the Stock Exchange market or dealing system in which such dealings take place. Failure to comply with these obligations during the course of the Employment will constitute gross misconduct.

23.     Severability

        The various provisions and sub-provisions of this Agreement and the Schedules attached hereto are severable. If any provision or sub-provision (or identifiable part thereof) is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions (or identifiable parts thereof) in this Agreement or its Schedules.

24.     Warranty

        The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement. The Executive undertakes to indemnify and hold harmless the Company against all claims costs damages and expenses which the Company may incur in connection with any claim that the Executive is so restricted or prohibited.

25.     Notices

        Any notice to be given hereunder may be delivered (a) in the case of the Company by hand or first class post addressed to its Registered Office for the time being and (b) in the case of the Executive, either to him personally or by first class post to his last known address. Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this Clause, "business day" means a day on which banks are open for business in the place of both the posting and the address of the notice.

26.     Definitions

In this Agreement the following words and cognate expressions shall have the meanings set out below:

26.1 a "Group Company" includes any firm, company, corporation or other business entity:-

        26.1.1  which is directly or indirectly controlled by the Company; or

        26.1.2  which directly or indirectly controls the Company; or

        26.1.3 which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

        26.1.4 which is the successor in title or assign of the firms, companies, corporations or other business entity referred to in this Clause 25.1; or

        26.1.5 in which any other firm, company, corporation, or other business entity referred to above has a beneficial ownership of or controls 20% or more of the issued share capital of its capital assets.

26.2 "The Board of Directors" shall mean the Board of Directors of the Company.

26.3 "Executive Directors" shall mean the executive directors serving on the Board of Directors and "Executive Director" shall mean an executive director serving on the Board of Directors.

26.4 "Immediate Relatives" shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

26.5    "LBP" shall mean the Company's Lifetime Benefits Plan.

26.6    "Control" for the purpose of Clause 24.1 has the meaning ascribed by
        Section 416 Taxes Act 1988.

26.7    "Corporate Change" shall mean:

        26.7.1 If any person (i) obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act
                1988) as a result of making a general offer to acquire the shares in the Company, or (ii) having obtained such control makes such an offer, or (iii) obtains such control following sanction by the Court under section 425 of the Companies Act 1985 if a compromise or arrangement is proposed for the purpose of or in connection with a scheme for the reconstruction of the Company.

        26.7.2 For the purposes of Clause 25.7.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it and for the avoidance of doubt in determining whether a person obtains the control the existence or relinquishment to the Special Share shall be ignored.

        26.7.3 If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985.a

        26.7.4 If the Company acquires any company, assets or business as a result of which there is a change in boardroom control of the Company or in the voting control of ordinary shareholders in the Company; Control for the purposes of this sub clause shall mean where the individuals who are directors of the Company immediately prior to the Corporate Change shall cease for any reason (except death or total or permanent incapacity) to constitute a majority of the directors of the Company, or of any successor to the Company, after the Corporate Change.

26.8 "Termination Sum" shall mean the aggregate of the compensation calculated in accordance with the provisions of Clause 18.2.

27.     Construction

27.1 The provisions of the Schedules hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

27.2 The benefit of each agreement and obligation of the Executive under Schedules 3 and/or 4 hereto of this Agreement may be assigned to and enforced by all successors and assigns for the time being `of the Company and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

28.     Prior agreements

This Agreement, together with the letter of 21 March 2003 from the Group Director of Human Resources of the Company to the Executive, cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and/or any Group Company and the Executive all of which shall be deemed to have been terminated by mutual consent. This Agreement, together with the letter of 21 March 2003 from the Group Director of Human Resources of the Company to the Executive, constitutes the entire terms and conditions of the Employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

29.     Governing law

This Agreement is governed by and construed in accordance with the laws of England and the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

                                   SCHEDULE 1

                          Variations of this Agreement

                               Increase in salary

By their respective signatures in Columns 4 and 5 set opposite the relevant entry in Column 1 on the date stated in Column 3 the parties agree that the Executive's base salary payable under Clause 5.1 is increased to the annual rate stated in Column 1 with effect from the date stated in Column 2.

         1                       2                      3                            4                       5
 Revised Annual Rate      Effective Date of        Date of this Entry        Signed on behalf of      Signed by the
      of Salary               increase                                           the Company            Executive
----------------------- ---------------------- ---------------------------- ----------------------- ------------------

----------------------- ---------------------- ---------------------------- ----------------------- ------------------

----------------------- ---------------------- ---------------------------- ----------------------- ------------------

----------------------- ---------------------- ---------------------------- ----------------------- ------------------

----------------------- ---------------------- ---------------------------- ----------------------- ------------------


                                   SCHEDULE 2

                       Statutory particulars of employment

1.      Continuity of employment

The Executive's period of continuous employment commenced on [4th April 2003]. No other period of employment with any previous employer is regarded as continuous with the employment of the Executive by the Company.

2.      Grievance procedure

If the Executive has any grievance concerning any aspect of his Employment, be should raise this at the first instance with the Chairman. If the matter is not satisfactorily resolved, he may raise it with the Board of Directors, or a sub-committee nominated by the Board of Directors.

3.      Disciplinary procedure

The Company expects the highest standards of performance and conduct from the members of its Board of Directors. Subject to any contractual disciplinary procedure imposed by Statute, there is no disciplinary procedure applicable to the Employment.

4.      Pension scheme

There is no contracting-out certificate in force in relation to the Employment.

5.      Collective agreements

There are no collective agreements with trade unions which directly affect the terms and conditions of the Employment.

                                   SCHEDULE 3

                 Confidentiality & intellectual property rights

1.      Confidentiality

1.1 Subject to Paragraph 3 below, the Executive shall during the Employment with the Company or any Group Company, and at all times (without limit) after the termination thereof, directly or indirectly

        1.1.1 not use or exploit for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

        1.1.2 not disclose to any person, company, business entity or other organisation whatsoever;

        any trade secrets or confidential information relating or belonging to the Company or its Group Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and information, Intellectual Property, business plans or dealings, technical data, employees or officers, financial information and plans, designs, formulae, product lines, research activities, any document marked "Confidential", or any information which the Executive has been told is "Confidential" or which he might reasonably expect the Company would regard as "Confidential", or any information which has been given to the Company or Group Company in confidence by customers, suppliers or other persons.

2.      Notes and memoranda

The Executive shall not at any time during the continuance of the Employment make any notes or memoranda relating to any matter within the scope of the Company's business, dealings or affairs otherwise than for the benefit of the Company or any Group Company. All such notes and memoranda made by the Executive shall remain at all times the property of the Company.

3.      Exceptions to paragraph 1

3.1     The obligations contained in Paragraph 1 shall not apply:-

        3.1.1 to any information or knowledge which may subsequently come into the public domain unless it is other than by way of unauthorised disclosure (whether by the Executive or a third party);

        3.1.2 to any act of the Executive in the proper performance of the duties of the Employment;

        3.1.3 where such use or disclosure has been properly authorised by the Company;

        3.1.4 to any information which the Executive is required to disclose in accordance with Orders of a Court of competent jurisdiction or any request properly made by any Statutory Regulatory Authority.

        3.1.5 to any information disclosed by a third party who to the Executive's knowledge is not bound by a duty of confidence to the Company or any Group Company

        3.1.6 to information known to the Executive prior to his employment hereunder

4.      Third party confidentiality

The Company or its Group Companies may from time to time be entrusted with confidential or proprietary information, trade secrets, Intellectual Property of any other person, firm, company, corporation, business entity or other organisation. In such circumstances, the Executive agrees to be bound by any contractual undertakings or obligations which the Company or any Group Company have agreed to impose on its or their employees in respect thereof. He further agrees to enter into any confidentiality undertaking that the Company or any Group Company may reasonably require, for the protection of its legitimate interests, him to enter into with any third party in respect thereof.

5.      Termination

On the termination of the Employment with the Company and/or any Group Company or the Company exercising its rights under Clause 17.5, the Executive shall forthwith account for and deliver up to the Company all documents, software, disks and other information- storing medium (including all copies, summaries, notes and reproductions thereof) in his possession, custody or control which contain information or data:-

        (a) belonging to the Company or any Group Company (or their customers or suppliers) relating to the past, existing or proposed business activities of the Company or any Group Company; or

        (b) belonging to any third party who has given such information to the Company or any Group Company in confidence or on a restricted basis.

6.      Copyright

6.1 All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of the Employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

6.2 The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his Employment, wherever in the world enforceable including, without limitation, the right to be identified as the author of any such works, and the right not to have any such works subjected to derogatory treatment.

7.      Patents Act 1977

7.1 The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions respectively.

7.2 The Executive acknowledges and agrees that by virtue of the nature of his duties and the responsibilities arising he has a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

7.3 Any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever (collectively "the Inventions") made, developed or discovered by the Executive, either alone or in concert, whilst the Executive is employed by the Company shall forthwith be disclosed to the Company and subject to Section 39 of the Act shall belong to and be the absolute property of the Company.

7.4 With respect to those rights in the Inventions which do not belong to the Company pursuant to Paragraph 7.3 (collectively "Executive Rights"), the Executive at the request and cost of the Company (and notwithstanding the termination of the Employment) shall forthwith license or assign (as determined by the Company) to the Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

7.5 The Executive shall at the request and cost of the Company (and notwithstanding the termination of the Employment) sign and execute all such documents and do all such acts as the Company may reasonably require:-

        7.5.1 to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

        7.5.2 to resist any objection or opposition to obtaining, and any petitions or applications for revocation of any such patent, registered design or other protection; and

        7.5.3 to bring any proceedings for infringement of any such patent, registered design or other protection.

7.6 The Company shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process.

8.      Definitions

The definitions set out in Clause 25 of the Agreement shall also apply to this
Schedule 3 and for the purposes of this Schedule 3 the following words shall have the meaning set out below:-


"Intellectual Property" includes letters patent, trade marks (whether registered or unregistered), designs, utility models, copyright or applications for any of the foregoing, discoveries, creations, inventions or improvements, know-how, business names (whether or not registered).

                                   SCHEDULE 4

                           Post-employment restraints

1.      Non-competition

Without prejudice to Clause 4 of this Agreement, the Executive hereby agrees that he shall not (without the written consent of the Board of Directors) during the Restricted Period, within the Prohibited Area and whether on his own account or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever in competition with the Company directly or indirectly (a) be employed by, or (b) be engaged in, or (c) perform services in respect of, or (d) be concerned with:-

        1.1 the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the two years immediately preceding the commencement of the Restricted Period;

        1.2 the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the two years preceding the commencement of the Restricted Period.

PROVIDED ALWAYS that the provisions of this Paragraph 1 shall apply only in respect of those products or services (a) with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the two years immediately preceding the commencement of the Restricted Period, and (b) in respect of which he has had access to any confidential information or trade secrets belonging to the Company or any Group Company in the two years immediately preceding the commencement of the Restricted Period.

2.      Non-solicitation of customers

The Executive hereby agrees that he shall not during the Restricted Period, whether on his own behalf or in conjunction with any person, company, business entity or other organisation whatsoever in competition with the Company directly or indirectly (a) solicit, or (b) assist in soliciting, or (c) accept, or (d) facilitate the acceptance of, or (e) deal with, the custom or business of any Customer or Prospective Customer:-

2.1 with whom the Executive has had personal contact or dealings on behalf of the Company during the two years immediately preceding the commencement of the Restricted Period;

2.2 with whom employees reporting to the Executive have had personal contact or dealings on behalf of the Company during the two years immediately preceding the commencement of the Restricted Period;

2.3 for whom the Executive was directly responsible during the two years immediately preceding the commencement of the Restricted Period.

3.      Non-solicitation of employees

The Executive hereby agrees that he will not during the Restricted Period, either on his own account or in conjunction with or on behalf of any other person, company, business entity, or other organisation whatsoever directly or indirectly:-

3.1 induce, solicit, entice or procure, any person who is a Company Employee to leave such employment where that person is:-

        3.1.1   a Company Employee on the commencement of the Restricted Period;
                or

        3.1.2 had been a Company Employee in any part of the three months immediately preceding the commencement of the Restricted Period

3.2 accept into employment or otherwise engage or use the services of any person who:-

        3.2.1 is a Company Employee on the commencement of the Restricted Period; or

        3.2.2 had been a Company Employee in any part of the three months immediately preceding the commencement of the Restricted Period.

4.      Non-interference with suppliers

The Executive hereby agrees that he will not during the Restricted Period, either on his own account or on account of any other person, company, business entity or other organisation whatsoever directly or indirectly (a) interfere, or
(b) seek to interfere, or (c) induce and/or incite another person, company, business entity or other organisation to interfere, or (d) take steps to interfere, with the continuance of supplies to the Company (or the terms relating to such supplies) from any suppliers who have been supplying components, products, material or services to the Company and/or any Group Company at any time in the two years immediately preceding the commencement of the Restricted Period.

5.      Applicability to group companies

Paragraphs 1, 2, 3, 4 and 6 in this Schedule 4 shall also apply as though references to "Group Company" were substituted for references to the "Company". The obligations undertaken by the Executive pursuant to this Schedule 4 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company PROVIDED ALWAYS that this Paragraph 5 shall only apply to those Group Companies (a) to whom the Executive gave his services, or (b) with whom he was concerned, or (c) in respect of whom he was responsible during any time in the two years immediately preceding the commencement of the Restricted Period.

6.      Definitions

For the purposes of this Schedule 4, the following words and cognate expressions shall have the meanings set out below:

6.1 "Customer" shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.2 "Prospective Customer" shall mean any person, firm, company or other organisation whatsoever to whom the Company has offered to supply goods or services, or to whom the Company has provided details of the terms on which it would or might be willing to supply goods or services, or with whom the Company has had any negotiations or discussions regarding the possible supply of goods or services.

6.3 "Board of Directors" and "Group Company" shall have the meanings ascribed in Clause 25 of the Agreement.

6.4 "Company" shall mean Cable and Wireless plc and its successors in title and assigns.

6.5     "Prohibited Area" means:

        6.5.1   the United Kingdom;

        6.5.2   Japan;

        6.5.3   the countries of the Caribbean;

        6.5.4   Macau;

        6.5.5   Panama

        6.5.6   the United States; and

        6.5.7 any other country in which prior to the commencement of the Restricted Period the Company has developed significant and material business interests in relation to the manufacture or sale or supply of its products or services.

6.6 "Company Employee" means any person who was employed by (i) the Company or (ii) any Group Company, and

        6.6.1 with whom the Executive had personal contact or dealings in performing his duties of his employment but excluding general administrative employees; or

        6.6.2 who reported to the Executive but excluding general administrative employees; or

        6.6.3 who bad material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Group Company (as applicable); or

        6.6.4 who was a member of the Board of Directors or their direct reports; or

        6.6.5 who was a member of the senior management team of any Group Company; or

        6.6.6 whose job duties involved research and development to a material extent.

6.7 "Restricted Period" shall have the meanings as set out in the circumstances defined below:

        6.7.1 In the event that the Company does not exercise its rights under Clause 17.5 of this Agreement, the "Restricted Period" is 12 months immediately following the date when the Employment hereunder terminates.

        6.7.2 In the event that the Company does exercise its rights under Clause 17.5 of this Agreement and the period of such suspension of the Executive pursuant to Clause 17.5 is 12 months or less, the "Restricted Period" shall be 12 months immediately following the date of the start of such period of suspension under Clause 17.5.

7.      Enforcement of Restrictions

While the restrictions in this Schedule 4 are considered by both parties to be reasonable in all circumstances it is recognised that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company or any Group Company but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                                   SCHEDULE 5

                                Power of Attorney

By this Power of Attorney made on [ ] 2003, I, Francesco Caio of Via Spina 76, Fabriano, 60044, Italy in accordance with the terms of the service agreement ("the Service Agreement") HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meaning herein) without removing any of my rights to claim for damages or for breach of contract or otherwise:-

(a) on or after the Employment has terminated to do any things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director from those companies effective; and

(b) to do any things and sign any documents as may be required under the Service Agreement (including but not limited to the requirements of Schedule 3);

(c) to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations under Clause 19 of the Service Agreement, shall be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a Deed by               )
                                    )
In the presence of:                 )

Name:

Address:

Occupation:

                                Power of Attorney

By this Power of Attorney made on 3rd April 2003, I, Francesco Caio of Corso Magenta 60, 20123 Milano in accordance with the terms of the service agreement ("the Service Agreement") HEREBY APPOINT the Company to act as my attorney, with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meaning herein) without removing any of my rights to claim for damages or for breach of contract or otherwise:-

(a) on or after the Employment has terminated to do any things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director from those companies effective; and

(b) to do any things and sign any documents as may be required under the Service Agreement (including but not limited to the requirements of Schedule 3);

(c) to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations under Clause 19 of the Service Agreement, shall be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a Deed by               )
FRANCESCO CAIO                      )
In the presence of:                 )

Name:    Nicola French

Address:      2 Raynes Avenue
              Wonstead
              London
              E11 2LS

                                   SCHEDULE 6

1. The Company has implemented an Electronic Communications Policy which the Executive is obliged to comply with at all times during the Executive's employment. In particular, the Executive's attention is drawn to the sections of this Policy which indicate that the Company may from time to time monitor the Executive's use of its communication systems, namely its computer systems and telephones. The Executive acknowledges that the Company has a legitimate interest in carrying out this monitoring and that, by signing this Agreement, the Executive consents to it.

2.      The Executive agrees that:

2.1 personal data relating to the Executive which has been or is in the future obtained by the Company or any Group Company may be held and processed by the Company and any Group Company either by computer or manually for any purpose relating to the administration, management and operation of the Executive's employment, or in relation to the Company's or any Group Company's legal obligations or business needs;

2.2 sensitive personal data relating to the Executive's racial or ethnic origin (including the Executive's country of birth and nationality) or any medical conditions or disability which the Executive may have or relating to the Executive's religious or other beliefs or proceedings or alleged offences concerning the Executive which have been or are in the future obtained by the Company or any Group Company may also be held and processed as above for the purposes of keeping under review equality of opportunity and for ensuring the Company's compliance with any legal obligations; and

2.3 due to the multinational nature of the Company's business and of any Group Company's business, it may be necessary for one or more of the Company's or any Group Company's overseas offices to have access to information held about the Executive in the UK by the Company or any Group Company. However, it is only intended by the Company that information about the Executive will be used by it and any Group Company's overseas offices for the purposes of enabling the Company and any Group Company to deal with personnel issues connected with the Executive's employment, including advising relevant statutory authorities in order to obtain a work permit or VISA or assisting in the Executive's secondment to an overseas office for payroll purposes. The Executive agrees that the Company may, where appropriate, transfer personal information about the Executive to its and any Group Company's overseas offices.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year first above written.

EXECUTED as a Deed by               )
CABLE AND WIRELESS plc              )
acting by:                          )

Director/Secretary

Director

EXECUTED as a Deed by               )
FRANCESCO CAIO                      )
In the presence of:                 )

Name:

Address:

Occupation: